Exhibit 99.1

PRESS RELEASE	345 Park Avenue, 31st Floor
New York, NY 10154
877.299.1588

FOR IMMEDIATE RELEASE
December 19, 2014

BLACKSTONE / GSO LONG-SHORT CREDIT INCOME FUND

ANNOUNCES CHANGE IN INVESTMENT GUIDELINES

New York, New York — Blackstone / GSO Long-Short Credit Income Fund (NYSE: BGX, the “Fund”), announced that its Board of Trustees has approved a change in the Fund’s investment guidelines.  The change will increase the Fund’s ability to invest in long investments while maintaining the limit of the Fund’s aggregate short and long investments as a percentage of net assets.

Under the new investment guidelines, the Fund’s long positions, either directly or through the use of derivatives, may total up to 150% of the Fund’s net assets.  The Fund’s short positions, either directly or through the use of derivatives, may total up to 30% of the Fund’s net assets.  Subject to the preceding restrictions, the Fund’s total long and short positions, either directly or through the use of derivatives, may total up to 160% of the Fund’s net assets.  These guidelines will replace the Fund’s previous guidelines, which limited the Fund’s long positions to 130% and short positions to 30% of net assets.

The ability to invest a greater percentage of the Fund’s net assets in long investments also permits the Fund to apply the proceeds of increased leverage to such investments. Therefore, the Board of Trustees also approved an increase to the current commitment under the Fund’s credit facility to permit borrowings up to 50% of the Fund’s net assets under terms and conditions substantially consistent with the current credit facility.  While the Fund’s investment guidelines already permitted this greater amount of leverage, the application of the proceeds of such leverage solely to long investments was not permitted prior to the above-described change.

The above-described change in the Fund’s investment guidelines is currently intended to take effect in January 2015.

About The Blackstone Group and GSO Capital Partners

Blackstone is one of the world’s leading investment firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, and the communities in which it works. The firm does this by using extraordinary people and flexible capital to help companies solve problems. Blackstone’s asset management businesses, with almost $300 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services.  Further information is available at www.blackstone.com.  Follow Blackstone on Twitter @Blackstone.

The Fund is advised by GSO Blackstone Debt Funds Management LLC, a wholly-owned subsidiary of GSO Capital Partners LP (“GSO”).  GSO is the global credit and distressed investment platform of Blackstone. With approximately $70 billion of assets under management, GSO is one of the largest alternative managers in the world focused on the leveraged-finance, or non-investment grade related, marketplace. GSO seeks to generate attractive risk-adjusted returns in its business by investing in a broad array of strategies including mezzanine debt, distressed investing, leveraged loans and other special-situation strategies. Its funds are major providers of credit for small and middle-market companies, and it also advances rescue financing to help distressed companies.

Investors wishing to buy or sell shares need to place orders through an intermediary or broker.

Contact the Fund at 1-877-299-1588 or visit the Fund’s website at www.blackstone-gso.com for additional information.